EXHIBIT 10.6

URBAN COMPASS, INC.

March 12, 2020

Mr. Robert Reffkin

via email

Dear Robert:

You and the Board of Directors (the “Board”) of Urban Compass, Inc. (the “Company”) have agreed to make certain changes to your employment terms, as described in this letter agreement, effective as of the date hereof (hereinafter, this “Letter Agreement”). In consideration of the mutual promises and covenants contained in this Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.    Position. Your title will continue to be Chief Executive Officer of the Company, and you will continue to report to the Board.

2.    Cash Compensation. For calendar year 2020, your base salary will be $125,000 per year, and your base salary will be increased to $400,000 per year as of January 1, 2021, payable in accordance with the Company’s standard payroll schedule. Your salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible for a cash bonus for each fiscal year of the Company. Your target bonus will be equal to 50% of your applicable base salary (except that your target bonus will be $200,000 for calendar year 2020), and your actual bonus (if any) will be determined by the Board in its discretion. Any bonus for a fiscal year will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment.

3.    Equity.

3.1    Existing Rights. The shares of the Company’s common stock you hold and all outstanding equity awards you have in the Company (including, without limitation, any options to purchase shares of the Company’s common stock and/or restricted stock units) will continue to be governed by the terms set forth in the written materials applicable thereto and nothing in this Letter Agreement shall be deemed to modify the terms applicable to such equity or equity awards.

3.2    New Equity Awards. You will be granted 861,181 restricted stock units (the “Refresh RSUs”) and an additional 861,181 restricted stock units (the “Performance RSUs”). Each restricted stock unit represents the right to receive one share of the Company’s Common Stock. The Refresh RSUs and the Performance RSUs will be subject to the terms and conditions applicable to RSUs granted under the Company’s Third Amended & Restated 2012 Stock Incentive Plan (the “Plan”). In addition, the Refresh RSUs will be subject to the terms and conditions set forth in the form of Refresh RSU Agreement attached hereto as Exhibit A, and the Performance RSUs will be subject to the terms and conditions set forth in the form of Performance RSU Agreement attached hereto as Exhibit B.

4.    Severance Benefits.

4.1    General. If you are subject to an Involuntary Termination, you will be entitled to the severance benefits described in this Section 4. However, this Section 4 will not apply unless: (i) you return or destroy all Company property in your possession and (ii) you execute a general release of all claims that you may have against the Company or persons affiliated with the Company in the form attached as Exhibit C hereto. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 4. For purposes of this Section 4 in connection with an Involuntary Termination during calendar year 2020, your base salary will be deemed to be $400,000.

4.2    Severance Benefits. Subject to your satisfaction of the conditions described in Section 4(a) above, if you are subject to an Involuntary Termination you will be entitled to the following severance benefits: (i) continued payment of your base salary for 12 months following the Involuntary Termination, (ii) payment of any earned but unpaid bonus for the Company’s prior fiscal year, (iii) a pro rata bonus payment for the fiscal year in which your termination occurs, calculated using your target bonus and the number of days you were employed by the Company in the fiscal year, and (iv) a lump sum payment equal to 18 months of the applicable monthly premium to continue your health insurance under COBRA.

4.3    Enhanced Severance Benefits in Connection with a Change in Control or IPO. Subject to your satisfaction of the conditions described in Section 4(a) above, if you are subject to an Involuntary Termination within 3 months prior to a Change in Control or IPO or within 12 months after a Change in Control, then you will be entitled to the following severance benefits instead of the severance benefits set forth in Section 4(b): (i) continued payment of your base salary for 24 months following the Involuntary Termination, (ii) payment of any earned but unpaid bonus for the Company’s prior fiscal year, (iii) a lump sum payment equal to your target bonus for the year in which the termination occurs, and (iv) a lump sum payment equal to 24 months of the applicable monthly premium to continue your health insurance under COBRA.

4.4    Timing of Severance Benefits. Salary continuation payments under Section 4(b) or 4(c) will commence within 60 days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. All other severance payments will be made within 60 days after your Separation. However, if the 60-day period described in the preceding two sentences spans two calendar years, then the payments will in any event begin or be made in the second calendar year.

5.    Permitted Sales. The Company’s Board of Directors has waived the restrictions set forth in the Company’s Amended and Restated Bylaws, as amended (the “Bylaws”), with respect to the sale by you of an aggregate of up to $20,000,000 of Common Stock currently owned by you, Benis Reffkin, Ruth Reffkin, The RRl Trust, The RR2 Trust, The RR3 Trust, The COMPASS 2015 GRAT and The COMPASS 2017 GRAT (including any sales which have been consummated by you since January 1, 2020, and including any sales which have not yet been consummated, notwithstanding that they may be currently in negotiation). This waiver is subject to (i) the price paid by the buyer per share for the Common Stock in any such sale being not less than $100.27 per share and not greater than $138.84 per share, (ii) all such sales being consummated pursuant to a stock transfer agreement in a form based on that attached as Exhibit D (the “Form Stock Purchase Agreement”) with such changes that are not adverse to the Company or as otherwise agreed in writing by the Company

(as so modified, the “Modified Stock Purchase Agreement”) and wherein the buyer will agree that the shares will remain subject to all transfer restrictions applicable to the shares as set forth therein and (iii) all such sales being consummated on or prior to September 10, 2020. You acknowledge that the Company will not be responsible for paying any brokers’, finders’ and other fees and costs associated with all such sales, and you and the Company acknowledge that the per-share prices noted in this Section 5 above are calculated as though no such fees are payable. The Company acknowledges that it has waived the restriction on transfer set forth in the Company’s by-laws, has waived its right of first refusal, and has received executed waivers of rights of first refusal and co-sale from required stockholders, as necessary for the closing conditions described in Section 2.3(c)(iii) and 2.3(d)(ii) of the Form Stock Purchase Agreement to be fulfilled and satisfied as to the Company and its stockholders with respect to sales permitted by this Section 5. Upon your request, the Company agrees to promptly return a signed counterpart to any Modified Stock Purchase Agreement meeting the requirements of this Section 5. Further, (i) you agree that you will use reasonable efforts to subject the transferred shares to a proxy in substantially the form attached to the Form Stock Purchase Agreement (it being understood that the Company will return its signed counterpart to the Modified Stock Purchase Agreement regardless whether such proxy is obtained) and (ii) the Company will reasonably cooperate with you in any such sale meeting the requirements of this Section 5.

6.    Other Agreements. Within 15 days following the effectiveness of this Agreement, or as promptly as practicable following the Company finalizing a form of Employee Inventions, Proprietary Information and Arbitration Agreement generally applicable to the senior executives of the Company, if later, you will execute and deliver to the Company such an Employee Inventions, Proprietary Information and Arbitration Agreement between you and the Company. Pending such execution and delivery, you acknowledge and agree that your Founder Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement attached as Exhibit E remains in full force and effect. The Indemnification Agreement between you and the Company, a copy of which is attached hereto as Exhibit F, will remain in full force and effect.

7.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Letter Agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.    Taxes.

8.1    Withholding. All forms of compensation referred to in this Letter Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

8.2    Section 409A. The Company intends that all payments and benefits provided under this Letter Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A (including for purposes of Treasury Regulation Section 1.409A- 2(b)(2)(iii)), your right to receive any installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. In addition, if the Company determines that you are a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. Payment of any reimbursable expenses will be made in compliance with Treasury Regulation 1.409A-3(i)(l )(iv).

8.3    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

9.    Legal Fees. The Company will pay directly or reimburse you for reasonable, documented legal fees related to your negotiation of this Letter Agreement, up to the maximum amount previously agreed upon by the parties in writing, which will be paid promptly (and in no event more than 15 days) after the Company receives reasonable documentation for such fees.

10.    Counterparts. This Letter Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

11.    Interpretation, Amendment and Enforcement. This Letter Agreement (along with the Exhibits) supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company relating to the subject matter herein. This Letter Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Letter Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter Agreement or arising out of, related to, or in any way connected with this Letter Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding law relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York, NY in connection with any Dispute or any claim related to any Dispute.

12.    Definitions. The following terms have the meaning set forth below wherever they are used in this Letter Agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, including harassment and discrimination policies, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) your continuing failure to perform lawful and reasonably assigned duties customary for a CEO of a company of similar size to the Company after receiving written notification of the failure from the Company’s Board of Directors or (f) your continuing failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation in writing. In the case of clauses (b), (c), (e) and (f), the Company will not terminate your employment for Cause without first giving you written notification of the acts or omissions constituting Cause and providing you with at least 10 days following such notice to cure such conduct (to the extent capable of cure).

“Change in Control” means a Sale Event (as defined in the Refresh RSU Agreement and the Performance RSU Agreement).

“Involuntary Termination” means either (a) your Termination Without Cause or (b) your Resignation for Good Reason.

“IPO” means (a) the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale by the Company of its equity securities, as a result of or following which the Company’s Class A Common Stock will be publicly held or (b) following a valid qualification or filing under applicable laws on the New York Stock Exchange or The Nasdaq Stock Exchange, the Company’s Class A Common Stock first become traded on the New York Stock Exchange or The Nasdaq Stock Exchange.

“Resignation for Good Reason” means a Separation as a result of your resignation after you become aware of one of the following conditions without your consent:

12.1    A material diminution in your title, authority, duties or responsibilities, or a change in reporting structure so that you no longer report directly to the Board;

12.2    A reduction in your base salary or target annual bonus that is not effectuated as part of a reduction that proportionately affects all other C- leve! executives of the Company; or

12.3    A relocation of your principal workplace outside of Manhattan, unless the relocation decreases your commute.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 30 days after you become aware of the condition, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign within 30 days after expiration of the cure period.

“Separation” means a “separation from service,” as defined m the regulations under Code Section 409A.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause. In no event will your death or disability constitute a Termination Without Cause.

[Signature Page Follows]

Assuming you are in agreement with the terms hereof, please sign and return a copy of this Letter Agreement to me.

Very truly yours,

URBAN COMPASS, INC.

By:	/s/ Ori Allon
Ori Allon
Executive Chairman and Director

I have read and I agree to the terms set forth in this Letter Agreement:

/s/ Robert Reffkin
Signature of Robert Reffkin

Dated: March 12, 2020

Attachments

Exhibit A:	Form of Refresh RSU Agreement
Exhibit B:	Form of Performance RSU Agreement
Exhibit C:	Form of Release
Exhibit D:	Form of Stock Transfer Agreement
Exhibit E:	Founder Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement
Exhibit F:	Indemnification Agreement

EXHIBIT A

[REFRESH RSU AGREEMENT]

EXHIBIT B

[PERFORMANCE RSU AGREEMENT]

EXHIBIT C

[GENERAL RELEASE OF ALL CLAIMS]

EXHIBIT D

[FORM OF STOCK TRANSFER AGREEMENT]

EXHIBIT E

[FOUNDER INVENTION, NON-DISCLOSURE, NON-COMPETITION AND NON SOLICITATION AGREEMENT]

EXHIBIT F

[INDEMNIFICATION AGREEMENT]

URBAN COMPASS, INC.

EMPLOYMENT AGREEMENT AMENDMENT

The following amendment (the “Amendment”) is made as of January 25, 2021 by and between Urban Compass, Inc, a Delaware corporation (the “Company”), and Robert Reffkin (the “Executive”) and amends that certain Letter Agreement governing the terms of Executive’s employment with the Company, dated March 12, 2020 (the “Employment Agreement”). Terms not otherwise defined herein are defined in the Employment Agreement.

WHEREAS, the Company and the Executive previously entered into the Employment Agreement.

WHEREAS, the Company and Executive desire to amend the Employment Agreement.

NOW THEREFORE, the parties hereby agree as follows:

1.    Amendments to Section 4 – Severance Benefits.

1.1    Effective as of the date hereof, Section 4(a) of the Employment Agreement is hereby amended and restated as follows:

“General. If you are subject to an Involuntary Termination, you will be entitled to the severance benefits described in this Section 4. However, this Section 4 will not apply unless: (i) you return or destroy all Company property in your possession and (ii) you execute a general release of all claims that you may have against the Company or persons affiliated with the Company in the form attached as Exhibit C hereto. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 4. For purposes of this Section 4 in connection with an Involuntary Termination at any time, your base salary will be deemed to be $400,000.”

2.    Amendments to Section 12 - Definitions.

2.1    Effective as of the date hereof, the definition of Cause as set forth in Section 12 of the Employment Agreement is hereby amended and restated as follows:

““Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your commission of an act of personal dishonesty, fraud, deceit, or embezzlement in connection with your employment, (d) your material failure to comply with the Company’s policies or rules, including, without limitation, the Company’s policies or rules regarding harassment, alcohol or substance abuse, confidentiality, workplace violence, and discrimination, (e) your conviction of, or your plea of “guilty” or “no contest” to, a felony or a crime of moral turpitude, (f) your failure to perform lawfully assigned duties after receiving written notification of the failure from the Company’s Board of Directors, or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation in writing, or (h) your engagement in gross misconduct or gross neglect of your duties where such misconduct or neglect is materially and demonstrably injurious to the Company, or (i) your breach of any fiduciary duty owed to the Company by you that has or could reasonably be expected to have a detrimental effect on the Company’s reputation or business. In the case of clauses (b), (d),

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(f) and (g), the Company will not terminate your employment for Cause without first giving you written notification of the acts or omissions constituting Cause and providing you with at least 10 days following such notice to cure such conduct (to the extent capable of cure).”

2.2    Effective as of the date hereof, the following language is hereby added to Section 12 of the Employment Agreement:

““Disability” means that you are either:

(a)    unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)    are receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Provided, however, that if the definition of “Disability” under Section 409A and the treasury regulations thereunder is amended or altered, then this definition shall be automatically adjusted to conform to such definition.”

2.3    Effective as of the date hereof, the definition of Involuntary Termination as set forth in Section 12 of the Employment Agreement is hereby amended and restated as follows:

“Involuntary Termination” means any of (a) your Termination Without Cause, (b) your Resignation for Good Reason, (c) your Disability during your period of employment with the Company, or (d) your death during your period of employment with the Company.”

2.4    Effective as of the date hereof, the definition of Resignation for Good Reason as set forth in Section 12 of the Employment Agreement is hereby amended and restated as follows:

““Resignation for Good Reason” means a Separation as a result of your resignation after you become aware of one of the following conditions without your consent:

(a)    A material diminution in your title, authority, duties or responsibilities, or a change in reporting structure so that you no longer report directly to the Board; or

(b)    A reduction in your base salary or target annual bonus that is not effectuated as part of a reduction that proportionately affects all other C-level executives of the Company (provided, however, that a voluntary reduction of your base salary shall not constitute a trigger event for purposes of this definition).

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within 30 days after you become aware of the condition, the Company fails to remedy the condition within 30 days after receiving your written notice and you resign immediately after expiration of the cure period.”

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3.    Effect of Amendment on Outstanding Restricted Stock Unit Awards. To the extent that certain of Executive’s outstanding Restricted Stock Unit (“RSU”) grants (or other equity awards) are subject to RSU Agreements (or other equity award agreements) that reference any of the definitions set forth in the Employment Agreement, then the definitions used for purposes of such RSU Agreements (or other equity award agreements) shall be the definitions as amended by this Amendment.

4.    Future Equity Awards. By his signature below, Executive hereby acknowledges and agrees that he will not receive any additional equity awards on account of his service to the Company from the date of this Amendment through to December 31, 2027.

5.    Entire Agreement. This Amendment, together with the Employment Agreement (to the extent not expressly amended hereby), including its Exhibits, represent the entire agreement of the parties with respect of the subject matter contained therein. This Amendment may be amended at any time only by means of a writing signed by Executive and an authorized officer of the Company. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument. Fenwick & West LLP has represented the Company in connection with the negotiation and execution of this Amendment, and has not undertaken to represent Executive in connection herewith. To the extent that Executive so desires, Executive should retain counsel of his own choosing in order to represent and protect his interests.

6.    Effective Date; No Other Changes. This Amendment will become effective as of January 25, 2021, which is the date on which the Board approved the Amendment. Except for the foregoing amendments set forth in Section 1, Sections 2.1, 2.2, 2.3, 2.4, Section 3, and Section 4 above, no other terms or provisions of the Employment Agreement or any other agreements by and between Executive and the Company have been modified as a result of this Amendment, and the terms and provisions of such agreements shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

URBAN COMPASS, INC.,
a Delaware corporation

By:	/s/ Ori Allon
Printed Name: Ori Allon

EXECUTIVE:

Signature:	/s/ Robert Reffkin

Printed Name:	Robert Reffkin

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